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                                         For Immediate Release:
                                         January 11, 2001
                                         Contacts:  Robert L. Stevens
                                         (work) 610.526.2300 or
                                                (home) 610.296.5539
                                         or Ted Peters
                                         (cell) 484.332.0930 or
                                         (home) 610.525.2531


NEWS RELEASE


                  Bryn Mawr Trust Names Peters New President

Bryn Mawr, Pennsylvania - Frederick C. "Ted" Peters II has been named President and Chief Executive Officer of Bryn Mawr Bank Corporation and The Bryn Mawr
Trust Company.   Both positions were formerly held by Robert L. Stevens, who retains the title of Chairman of the corporation and bank.

  Mr. Peters, 51, was Founder, President and Chief Executive Officer of the 1st Main Line Bank, a division of the National Penn Bank and, before that, the founding Chief Executive Officer of the National Bank of the Main Line. A longtime resident of the Main Line, Peters has 25 years of banking experience in the Philadelphia area. He is a graduate of The Haverford School and received a bachelor's degree from Amherst College in Massachusetts.

  "Bryn Mawr Trust is one of the nation's premier financial institutions," according to Mr. Peters. "I look forward to carrying on its traditions of independence, quality and customer service."

  Mr. Stevens, who plans to retire in August of 2002, has been President of Bryn Mawr Trust since 1980, and Chairman since 1995. He started his career in banking at The Bryn Mawr Trust Company in 1960. Born in Waukegan, Illinois, he received a Bachelor of Arts degree from Northwestern University. Mr Stevens has been an active community leader for many years.

                                   Exhibit A
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  "I look forward to working with Ted during this transition period," said Mr
Stevens. "I am confident that his leadership will take the Bank to even higher levels of excellence and performance."

  The Bryn Mawr Trust Company, founded in 1889, has six full service branches and six limited service branches, and $424 million in assets. Bryn Mawr Trust offers a full range of personal and business banking services, investment management, tax planning, family office, financial planning, foundations, insurance, mortgages, and fiduciary services.

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                                   Exhibit A